Exhibit 10.1
IOWA TELECOMMUNICATIONS SERVICES, INC.
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into this 24th day of September, 2009, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company”) and ALAN L. WELLS, an Iowa resident (“Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive desire to enter this Agreement to embody the agreement between the parties relating to the terms and conditions of Executive’s employment as President and Chief Executive Officer of the Company.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
     1. Employment. The Company hereby employs Executive and Executive hereby accepts employment for a term commencing on the date hereof (the “Effective Date”), and ending December 31, 2012, at which time this Agreement shall be automatically extended for successive terms of one year each unless terminated effective at the end of the then current term by either party upon at least one hundred eighty (180) days advance written notice to the other party prior to the end of the then current term (as so extended, the “Term”); provided, however, that either Executive or the Company may terminate the employment of Executive during the Term in accordance with Section 6 and subject to the right of Executive to receive payments and other benefits that may be due pursuant to Section 8.
     2. Duties. Executive shall serve as President and Chief Executive Officer of the Company and shall have ultimate responsibility to the Company’s Board of Directors (the “Board of Directors”) for the strategic position of the Company in the telecommunications industry. Executive agrees to devote his full time and best efforts to the Company’s business and affairs and to the performance of the following services and such other services as may be assigned to him from time to time by the Board of Directors:
(a)	provide direction, oversight and general management to the staff of the Company and the Company’s subsidiaries;

(b)	assist the Board of Directors in development of the Company’s strategic planning through evaluation of opportunities, analysis of operational methodologies and competitive analysis;

(c)	identify, research and quantify new products and services which will assist in expanding the Company’s strategic position;

(d)	communicate regularly and effectively to the Board of Directors regarding the Company’s economic, operational and strategic position in the telecommunications industry;

(e)	Executive shall fully comply with all applicable laws, rules and regulations, the failure to fully comply with which could reasonably be expected to have a material adverse effect upon the Company; and

(f)	perform such other duties as may be assigned by the Board of Directors which are consistent with the position of President/CEO.
Notwithstanding the above, Executive shall be free to devote reasonable time and attention to personal, public and charitable affairs so long as such activities do not interfere with his full-time employment hereunder and which do not violate any other provision of this Agreement. Executive, at all times during his employment with the Company, shall comply with the Company’s reasonable standards, regulations and policies as determined or set forth by the Board of Directors from time to time and as applicable and communicated to all employees and/or executive employees of the Company.
     3. Compensation. As compensation for all services rendered under this Agreement, Executive shall be paid the following:
(a)	Base Salary. Executive shall receive an annual base salary of not less than $420,000 (which is Executive’s current base salary), subject to review at least annually by the Compensation Committee for possible increases but not reductions as provided in Section 3(c) (as so adjusted, the “Base Salary”). The Base Salary shall be payable bi-weekly or semi-monthly in accordance with the Company’s normal payroll processes and procedures.

(b)	Bonus.
(i) Executive shall receive an annual bonus equal to a percentage of Executive’s Base Salary contingent upon Executive’s attainment of at least the “threshold” level of performance goals as established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors in its sole and absolute discretion. The “target” bonus shall be 100% of Executive’s Base Salary and the “maximum” bonus shall be 200% of Executive’s Base Salary (i.e., in no event shall Executive’s bonus exceed 200% of Executive’s Base Salary). One-half of such potential bonus shall be based on the Company’s “Adjusted EBITDA” (as defined below) performance goals to be determined by the Compensation Committee on an annual basis. If the Company’s Adjusted EBITDA is between the “threshold” and “target” levels, the Adjusted EBITDA-based portion of Executive’s bonus shall equal a prorated portion (on a straight line basis) of between 0% and 50% of Executive’s Base Salary. If the Company’s Adjusted EBITDA is between the “target” and “maximum” levels, the Adjusted EBITDA-based portion of Executive’s bonus shall equal a prorated portion (on a straight line basis) of between 50% and 100% of Executive’s Base Salary. The other half of such potential bonus shall be determined by the Compensation Committee in its sole and absolute discretion. For purposes of this Agreement, “Adjusted EBITDA” shall mean the Company’s earnings before income taxes, depreciation and amortization, as adjusted pursuant to the same formula used by the Company in connection with the bonus compensation plans of the other senior executives of the Company. The Adjusted EBITDA thresholds required to earn a bonus at each given level shall be provided to Executive no later than the first ninety (90) days of the fiscal year to which such formula relates, except that the thresholds for 2009 shall be as previously provided to Executive. The bonus for any fiscal year will be earned and accrued if Executive is employed by the Company on the last day of such fiscal year, regardless of whether Executive’s employment terminates thereafter due to Executive’s death or “Disability”, termination by the Company without “Cause” or by Executive for “Good Reason,” or the term expires because the Company has given notice of nonrenewal pursuant to Section 1 hereof; provided that such bonus shall be forfeited if, prior to the date the bonus is paid, Executive’s employment with the Company is terminated by the Company for “Cause” or by Executive without “Good Reason” or if the Term expires because Executive has given notice of nonrenewal pursuant to Section 1 hereof and Executive does not remain employed on an “at-will” basis through the date the bonus is paid.
(ii) Except for any portion of the bonus paid in restricted stock pursuant to paragraph (iii) below, the bonus shall be payable in cash after the last day of the fiscal year to which the bonus criteria relate promptly following the availability of financial statements for such fiscal year, but in no event later than the last day of the following fiscal year.
(iii) Bonus amounts in excess of 100% of Executive’s Base Salary may, in the sole and absolute discretion of the Compensation Committee be paid in Company restricted stock valued at the fair market value as of the date of grant in accordance with the Company’s 2005 Equity Incentive Plan, or other equity compensation plans which may be adopted in the future, and vesting over three years as follows: 50% on the second anniversary and 50% on the third anniversary of the last day of the fiscal year to which the bonus criteria relates, subject to accelerated vesting immediately upon any of the following events: (A) if Executive’s employment with the Company is terminated by the Company without “Cause” (as defined in Section 6), (B) if Executive’s employment with the Company is terminated due to Executive’s death or “Disability” (as defined in Section 7), (C) if Executive’s employment with the Company is terminated by Executive for “Good Reason” (as defined in Section 6), or (D) if the Term shall expire because the Company has given notice of nonrenewal pursuant to Section 1 hereof. The date of grant of each such restricted stock grant shall be promptly following the availability of financial statements for such fiscal year, but in no event later than the last day of the following year. Such grant shall be made if the Executive is employed by the Company on the date of grant or if the Executive is entitled to accelerated vesting under Clause (A), (B), (C) or (D) above. Unless and until such shares of restricted stock are forfeited, dividends payable to common shareholders of record of the Company on or after the grant date of such restricted stock shall be paid to Executive whether or not such shares are vested.
(c)	Restricted Stock. Executive shall receive, upon the Effective Date, a one-time grant of 100,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) vesting over three years as follows: 33 1/3% on the first anniversary of the Effective Date; 33 1/3% on the second anniversary of the Effective Date; 33 1/3% on the third anniversary of the Effective Date; and, subject to accelerated vesting immediately upon any of the following events: (i) if Executive’s employment with the Company is terminated by the Company without Cause “in connection with a Change of Control” (as defined below), or (ii) if Executive’s employment is terminated by Executive for Good Reason “in connection with a Change of Control;” provided that, if another Company executive receives a restricted stock grant under the 2005 Plan that accelerates upon such executive’s death or disability, then Executive’s restricted stock grant under this Section 3(c) shall also accelerate upon the occurrence of the same such event(s) with respect to Executive. Unless and until such shares of restricted stock are forfeited, dividends payable to shareholders of record of the Company on or after the grant date of such restricted stock shall be paid to Executive whether or not such shares are vested.
     For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if:
     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities;
     (2) at any time after the execution of this Agreement, individuals who as of the date of the execution of this Agreement constitute the Board of Directors (and any new director whose election to the Board or nomination for election to the Board by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office) cease for any reason to constitute a majority of the Board;

     (3) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity or parent company thereof outstanding immediately after such merger or consolidation; or
     (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.
     For purposes of this Agreement, termination of Executive’s employment shall be considered “in connection with a Change of Control” if such termination occurs (i) upon or after a Change of Control and prior to the second anniversary of a Change of Control, (ii) after the Company enters into an agreement for a transaction, the consummation of which would result in a Change of Control, and before termination or expiration of such agreement, or (iii) after a third party announces a tender or exchange offer or proxy contest that, if completed, would result in a Change of Control and before expiration or termination of such offer or contest.
(d)	Review of Base Salary and Restricted Stock. The Compensation Committee will review and evaluate, in its sole and absolute discretion, increases to the Executive’s Base Salary and potential additional grants to Executive under the Company’s 2005 Stock Incentive Plan, or other equity compensation plans which may be adopted in the future, on an annual basis. Without limitation of the Compensation Committee’s discretion, such review is expected to consider factors including Executive’s contributions to the success and prosperity of the Company during the previous year, the then current and projected financial condition of the Company, general economic and market conditions, and the need to remain competitive with regard to compensation for senior executives within the telecommunications industry.
     4. Business Expense Reimbursement. During the Term, Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by the Company from time to time) in the performance of his duties and responsibilities under this Agreement, including expenditures for professional meetings, seminars, training, business travel and social membership at the Des Moines Golf and Country Club or similar business luncheon club; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and the Company’s policies and procedures; and provided, further, that in the case of taxable reimbursements or in-kind benefits that are subject to Section 409A of the Internal Revenue Code: such reimbursements or in-

kind benefits shall be pursuant to an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided; the amount of such expenses that are eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; the reimbursement must be paid to Executive promptly following Executive’s submission of the expense report, but no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     5. Employee Benefits. The Company shall provide such pension, life insurance, disability insurance, health insurance and other benefits, including a deferred compensation plan, to Executive as the Company provides for the Company’s senior executive officers generally, including the following:
(a)	Vacation. Executive shall receive five weeks’ paid vacation each year, plus all holidays in accordance with the Company’s policies in effect from time to time. Executive shall not be entitled to carry unused vacation forward from one employment year to the next. Executive shall not be entitled to compensation in any form in lieu of use of vacation and/or holiday time off.

(b)	Vehicle. During the Term, Executive shall be entitled to the use of a leased or Company-owned vehicle. Executive may select a new car when permitted by the Compensation Committee of the Board of Directors. Any new car selected by Executive shall have a cost not materially greater than the then current cost of a new car that is of comparable make and model to Executive’s current car provided by the Company. Executive may use the vehicle for personal as well as business purposes, and Executive’s spouse may also use and operate the vehicle. Executive shall assume any tax liability arising from non-business use. Executive shall maintain the vehicle in accord with the manufacturer’s or lessor’s maintenance schedule, and the Company shall pay all costs associated with required maintenance, repair and use of the vehicle.

(c)	401(k) Plan. Executive shall be entitled to participate in the Company’s 401(k) defined contribution retirement plan up to the amounts permitted by applicable laws.

(d)	Deferred Compensation Plan. In accordance with the Company’s Deferred Compensation Plan, for each calendar year during the Term, the Company will credit Executive’s deferred compensation account with the difference between 3% of Executive’s base salary and annual cash bonus compensation for that calendar year, and the amount of the Company’s contributions (other than matching contributions and elective deferrals) made to Executive’s account under the Iowa Telecom Savings Plan for that calendar year. In addition, the Company shall also credit Executive’s deferred compensation account with the matching contribution that Executive would have received if Executive’s deferrals under the Company’s Deferred Compensation Plan had instead been made to the Iowa Telecom Savings Plan, without regard to the annual compensation limits then in effect under Section 401(a)(17) of the Internal Revenue Code or any other Code section or rule. Furthermore, the Company will also credit Executive’s deferred compensation account in a dollar amount equal to five percent (5%) of the sum of Executive’s base salary and annual cash bonus. Such deferrals shall all be credited to Executive’s deferred compensation account during the year in accordance with the Company’s payroll cycles, and shall vest immediately. No amendment to the Deferred Compensation Plan shall make the economic benefits of the plan less favorable to Executive except as required by law. Following a Change of Control, payment under the Deferred Compensation Plan will not be accelerated (such as, for example, in an immediate lump sum as a result of plan termination) without Executive’s written consent.

(e)	Limit on Other Compensation. Notwithstanding the foregoing, the amount of the Company’s matching or discretionary contributions for Executive’s account under the Company’s defined contribution retirement plans and deferred compensation plans shall not exceed $100,000 per year.
     6. Termination.
          (a) Termination for Cause. The Company shall have the right to terminate Executive’s employment for “Cause,” effective upon approval by the Company’s Board of Directors pursuant to Section 21 and upon thirty (30) days written notice to Executive. Such notice shall state in reasonable detail the nature of the Cause, and, if such stated Cause is of the type described in paragraphs (iii) or (vi) below, during such thirty (30) day period Executive shall have the opportunity to cure the stated Cause. Unless Executive cures such stated Cause described in paragraphs (iii) or (vi) below, Executive’s employment shall terminate at the end of such thirty (30) day period, but without prejudice to Executive’s right to contest the existence of such Cause or to contest the fact that the Cause has not been cured. For the purposes of this Agreement, “Cause” shall mean only:
(i)	a conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony or involving moral turpitude, or any bar against Executive from serving as a director, officer or employee of any publicly-traded company;

(ii)	any act of dishonesty either involving his employment or which is harmful to the Company or any subsidiary, or to employees of the Company or any subsidiary;

(iii)	any failure of Executive to materially comply with this Agreement or with the reasonable policies, regulations and directives of the Company as in effect from time to time;

(iv)	any act or omission on the part of Executive which is clearly and materially harmful to the reputation or business of the Company, including, but not limited to, conduct which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of the Company’s employees;

(v)	any material violation by Executive of the provisions of any confidentiality and/or non-compete agreement between the Company and Executive; or

(vi)	any willful failure to perform the duties described in Section 2 hereof, unless occasioned by illness, injury or “Disability” as defined in Section 7.
          (b) Termination for Convenience. The Company shall have the right to terminate Executive’s employment for convenience and without Cause, effective upon thirty (30) days written notice to Executive.
          (c) Resignation for Good Reason. Executive shall have the right to terminate his employment with the Company for “Good Reason,” effective upon thirty (30) days written notice to the Company. Such notice shall state in reasonable detail the nature of the Good Reason and, during such thirty (30) day period, the Company shall have the opportunity to cure the stated Good Reason. Unless the Company cures such stated Good Reason, Executive’s employment shall terminate at the end of such thirty (30) day period, but without prejudice to the Company’s right to contest the existence of such Good Reason or to contest the fact that the Good Reason has not been cured. Any such resignation shall be for “Good Reason” only if due to one or more of the following circumstances:
(i)	any material breach by the Company of this Agreement, including without limitation, any failure by the Company to pay any amount that is due under this Agreement or to take any action that is required under this Agreement, or any reduction in Executive’s Base Salary or in the bonus plan described in Section 3(b) of this Agreement;

(ii)	any action that materially diminishes Executive’s position, authority, duties or responsibilities as Chief Executive Officer of the Company, including without limitation a requirement that Executive report to anyone other than the Board of Directors of the Company, the creation of a new executive position reporting directly to the Board of Directors (except as required by law) or a change by the Company whereby any executive position which reports to Executive thereafter reports directly to the Board of Directors (except as required by law); for purposes of this paragraph, if the Company becomes a direct or indirect subsidiary of an ultimate parent company in an unbroken chain of companies ending with the Company, with each company (other than the

Company) owning stock possessing fifty percent or more of the total combined power of all classes of stock in one of the other companies in the chain, and if Executive is not the Chief Executive Officer of such parent company or is required to report to anyone other than the Board of Directors of such parent company, that shall be considered to be an action that materially diminishes Executive’s position and gives rise to a “Good Reason” event;

(iii)	any requirement that Executive regularly render his services at a location other than one that is within forty-five (45) miles of Newton, Iowa, other than necessary business travel occasioned by the performance of the duties described in Section 2; provided, however, that Executive may refuse to render his services from such other location and need not actually render his services from such other location in order to invoke the protection of this paragraph (iii), it being sufficient that the Company has required the Executive to perform his services from such other location;

(iv)	any material reduction in the aggregate value of the Company’s non-stock related benefit plans provided to Executive; or

(v)	any failure of the Board of Directors to renominate Executive as a member of the Board of Directors.
Any of the foregoing reasons may be waived by Executive. If Executive consents in writing to such foregoing circumstance or if Executive does not resign for Good Reason within three (3) months after the later of the date Executive acquires actual knowledge of the occurrence of any of the foregoing reasons or the effective date of the change giving rise to Good Reason (e.g. in the case of paragraph (ii), the effective date of a diminishment in responsibilities, or in the case of paragraph (iii), the date as of which Executive is required to actually begin performing his services from another location), then such Good Reason, but only as to such specific event, shall be deemed waived.
          (d) Resignation for Convenience. Executive shall have the right to terminate his employment for convenience and without Good Reason, effective upon thirty (30) days written notice to the Company.
          (e) Death. This Agreement shall terminate immediately upon Executive’s death if that occurs during the Term while he is employed by the Company.
          (f) Return of the Company Property. In the event of termination of Executive’s employment with the Company, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of the Company which is in Executive’s possession (and any copies thereof) shall be returned to the Company at its principal business office on the date of termination of Executive’s employment, or within five days thereafter if termination occurs without notice.

          (g) Effect of Termination of Employment. Upon any termination of employment (regardless of the reason including by way of death or Disability), Executive shall be entitled to prorated Base Salary earned and unpaid to the effective date of such termination, and reimbursement of expenses incurred to the date of termination pursuant to Section 4 hereof. Any rights to which Executive may be entitled under any compensation or benefit plans or agreements maintained by the Company shall be governed by such plans or agreements. If such termination is due to Executive’s death or Disability, by the Company without “Cause,” by Executive for “Good Reason,” or if the Term expires because the Company has given notice of nonrenewal pursuant to Section 1 hereof, then Executive shall also receive any earned, accrued and unpaid bonus for a prior completed fiscal year pursuant to Section 3(b) hereof. If such termination is due to Executive’s death or Disability, by the Company without “Cause” or by Executive for “Good Reason,” then Executive shall also receive a bonus for the year of termination based on actual results for the year, but prorated based on days of employment during the year. Except for any other rights specifically provided in this Agreement, Executive shall have no further rights to any compensation whatsoever under this Agreement from and after the effective date of such termination of employment.
     7. Disability.
          (a) Subject to Section 7(f) below, if Executive is unable to substantially perform the majority of the duties of the President/CEO for more than one hundred eighty (180) consecutive calendar days at any one time, by reason of physical or mental illness or injury, as determined by an examining physician or mental health professional selected by the Executive and reasonably acceptable to the Company, then Executive shall be deemed “Disabled” and subject to a Disability for the purposes of this Agreement. In such event, Executive’s employment shall be terminated. Notwithstanding anything herein to the contrary, such 180 calendar day period shall begin to run from the date such disability is determined to have occurred, regardless of whether Executive has any unused vacation. Executive shall not be entitled to any payments for unused vacation in conjunction with the application of this Section 7, except to the extent any leave taken by Executive under this Section 7 qualifies as a leave under the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq., in which event Executive may choose to use unused vacation instead of disability under this Section 7. If Executive exercises such right, any unused vacation taken shall offset any period of disability leave that otherwise would have been paid under this Section 7.
          (b) If prior to any termination of Executive’s employment under this Section 7 Executive is able to resume performance of his duties under this Agreement, and if within one hundred eighty (180) calendar days of the resumption of such duties Executive is again unable to substantially perform the majority of the duties of the President/CEO by reason of physical or mental illness or injury for a period of more than thirty (30) consecutive calendar days, then such subsequent disability period shall be deemed to be a continuation of the immediately preceding disability period.
          (c) Any disability period commencing after Executive has returned to his employment hereunder and has given reasonable and proper attention to his duties for a continuous period of 180 calendar days shall be deemed a new period of disability for purposes of this Section 7.

          (d) Any disability compensation payable under this Section 7 shall be reduced by:
(i)	any amount which is paid to Executive under any private disability benefit plan or arrangement to which the Company contributes or has contributed;

(ii)	any benefits paid or payable to Executive on account of the disability of Executive under any worker’s compensation law, occupational disease law, or similar legislation of any state or of the federal government; and

(iii)	50% of the amount of any related benefit which Executive would be entitled to receive under the Federal Social Security Act as in effect at the time the payment hereunder is made.
          (e) In the event of Executive’s partial disability (physical or mental, or both), as determined by a reasonable standard to be set by the Company, if Executive is able to perform a substantial portion of Executive’s duties, Executive may, if Executive so desires, with the consent of the Company, work part-time on a basis of compensation and other terms mutually acceptable to the Company and Executive. In considering any request by Executive to work part-time, the Company may require information from Executive’s treating physician and/or mental health professional and/or a physician and/or mental health professional chosen by the Company.
          (f) The Company shall comply with all applicable state and federal laws relating to the disability of an employee, including laws regarding reasonable accommodation requirements and laws governing the granting of medical leaves of absence.
     8. Severance. In the event of Executive’s Severance during the Term, in consideration of Executive’s obligations under Section 11 (Non-Compete), the Company shall provide to Executive:
          (a) two (2) times the sum of his Base Salary plus the amount of “target” bonus pursuant to Section 3(b), payable in substantially equal installments over a period of twenty-four (24) months from the date of Severance, and group health plan (including vision and dental if offered by the Company to its active executive officers) coverage for Executive, his spouse, and dependents until the earlier of (i) twenty-four (24) months after the date of such Severance, or (ii) the date Executive obtains coverage under a subsequent employer’s group health plan; and
          (b) if Executive’s Severance is “in connection with a Change of Control,” in addition to the payments in Subsection (a), (i) one (1) times the sum of his Base Salary plus “target” bonus pursuant to Section 3(b), payable in one lump sum within sixty (60) days after the date of Severance, (ii) if Executive has not obtained coverage under a subsequent employer’s group health plan, group health plan coverage (including vision and dental if offered by the Company to its active executive officers) for Executive, his spouse, and minor dependents beginning twenty-four (24) months after the date of such Severance and continuing until the earlier of (A) thirty-six (36) months after the date of such Severance, or (B) the date Executive obtains coverage under a subsequent employer’s group health plan, and (iii) within sixty (60) days following the Severance, the title to the vehicle Executive is then using pursuant to Section 5(b).
          If the Executive’s Severance is “in connection with a Change of Control,” all cash amounts that are not to be paid within sixty (60) days after the Executive’s Severance under Subsections (a) and (b) shall within sixty (60) days after the Executive’s Severance be placed in escrow pursuant to an escrow agreement among the Company, Executive and an independent escrow agent selected by mutual agreement of the Company and Executive, which agreement will provide for an unconditional release of funds from escrow to pay Executive when required by this Agreement, subject to Section 11(b), and which funds may not be otherwise released from escrow, except that the funds will be subject to the claims of the Company’s general creditors under federal and state law in the event the Company is unable to pay its debts as they become due or the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          (c) The Company shall provide the group health plan coverage pursuant to Subsection (a) and (b) to Executive on the same terms and conditions and at the same cost as it provides coverage to similarly situated active executive officers of the Company. If the Executive dies during the period that he is entitled to coverage hereunder, his spouse and minor dependents shall be permitted to continue coverage on the same basis as if Executive had survived. Notwithstanding the foregoing, to the extent that the group health plan benefits provided under this Section would be taxable to Executive, his spouse or minor dependents under Section 105(h) of the Internal Revenue Code, then the Company shall pay Executive (or his spouse and minor dependents if they survive him) a monthly payment equal to the amount Executive (or his spouse and minor dependents if they survive him) must pay to purchase such group health plan coverage from the Company, and the Executive (or his spouse and minor dependents if they survive him) shall be required to use such payments for such purposes.
          (d) Payments to be paid or taxable benefits to be provided (including, without limitation, continued group health plan coverage, if it is taxable) to the Executive under Subsections (a) through (c) will be paid or provided, as applicable, within sixty (60) days of Severance, and payments or benefits due to the Executive on or after the date of Severance, but before the date the first payment is paid or benefit is provided within such sixty (60) day period (the “First Payment Date”) will accrue and be paid or provided, as applicable, on the First Payment Date. Notwithstanding the foregoing, payments and taxable benefits hereunder for the first six (6) months following such Severance shall be deferred until the completion of such six month period and then shall be paid in an immediate lump sum, if and to the extent required to avoid a tax under Section 409A of the Internal Revenue Code. In this regard, the parties intend that an amount of severance pay under Subsection (a) equal to two (2) times the lesser of the sum of Executive’s annualized compensation based on his rate of pay for the preceding calendar year or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Severance occurs shall qualify as a separation pay plan described in Treas. Reg. Section 1.409A-1(b)(9)(iii), so that such amount can be paid without a six month delay. In addition, the parties intend that the lump sum in Subsection (b)(i) qualify as a short-term deferral under Treas. Reg. Section 1.409A-1(b)(4) so that such amount can be paid without a six month delay.
     For purposes of this Agreement, “Severance” shall mean Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) by reason of resignation for “Good Reason,” or discharge from employment by the Company for any reason other than “Cause”. “Severance” shall not include Executive’s resignation without “Good Reason,” expiration of the Term, or Executive’s death or “Disability.” All payments made to Executive under this Section 8 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to the Company by Executive for any amounts advanced, loaned or misappropriated.
     9. Inventions, Plans and Ideas.
          (a) “Inventions, plans and ideas” as used in this Section 9 means any discoveries, ideas, plans and improvements (whether or not they are in writing or reduced to writing or embodied solely in practices of the Company) or works of authorship (whether or not they are or can be patented or copyrighted) that Executive makes, authors or conceives (either alone or with others) and that:
(i)	concern the Company’s business or the Company’s research or development or planning that can be demonstrated to relate to the Company’s then-current business or any planned business which the Company is actively exploring; or

(ii)	result from and relate to any work Executive performs for the Company; or

(iii)	use the Company’s trade secret information.
          (b) Executive agrees that all “inventions, plans and ideas” he makes during the term of this Agreement will be the Company’s sole and exclusive property. Executive will, with respect to any such “invention, plan or idea”:
(i)	keep current, accurate and complete records which will belong to the Company and be kept and stored on the Company’s premises while Executive is employed by the Company;

(ii)	promptly and fully disclose the existence and describe the nature of the invention, plan or idea to the Company in writing (upon request);

(iii)	assign, and Executive hereby does assign, to the Company all of his rights to any such “invention, plan or idea” and any applications which he may make for patents, copyrights, trademarks or service marks in any country; and

(iv)	acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s reasonable opinion, to preserve property rights in any invention, plan or idea against forfeiture, abandonment or loss, and to obtain and maintain letters patent and/or copyrights and/or marks on any invention, plan or idea and to vest the entire right and title to such “invention, plan or idea” in the Company.
          (c) Executive does not have, and will not assert, any claims to or rights under any “inventions, plans or ideas” as having been made, conceived, offered or acquired by Executive prior to his employment by the Company. Further, and without limiting the foregoing, Executive has contributed and assigned, and hereby does contribute and assign, to the Company all such “inventions, plans and ideas.”
     10. Confidentiality and Non-Disclosure. Executive agrees to keep confidential, except as may be required by his job responsibilities or as the Company may otherwise consent in writing, and not to make any use of, except for the benefit of the Company, at any time either during or subsequent to Executive’ employment, any trade secrets or other confidential information of the Company that Executive may produce, obtain or otherwise acquire during the course of his employment. Upon termination of Executive’s employment with the Company, Executive shall return to the Company all records of such trade secrets or confidential information, including copies thereof in Executive’ possession, whether prepared by Executive or others. The provisions of this Section 10 shall not apply to any of the following: (a) information that, at the time it was disclosed by the Company, was in the general public knowledge; (b) information that, after being disclosed by the Company, becomes in the general public knowledge other than through Executive’s unauthorized disclosures; (c) information in Executive’s possession at the time the information was disclosed by the Company; (d) information received in good faith by Executive independently from a third party; and (e) information independently developed by Executive other than in the course of Executive’s employment.
     11. Non-Compete.
          (a) Executive agrees that during his employment with the Company and for a period of twenty-four months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly:
(i)	engage in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in the business of providing local exchange telecommunications services, long distance or Internet access in the State of Iowa or any local telephone exchange area in which the Company provides local exchange services;

(ii)	in any way interfere or attempt to interfere with the Company’s relationships with any of the Company’s then-current customers with the Company with whom Executive has had material contact within the last year, suppliers, vendors or investors; or

(iii)	employ or attempt to employ any of the Company’s employees, or the employees of any enterprise managed or owned by the Company, on behalf of any other entity competing with the Company;
Notwithstanding the foregoing, if the Term ends because the either party gives notice of nonrenewal pursuant to Section 1 (whether or not Executive remains employed by the Company on an “at-will” basis), then the restrictions in this Subsection (a) shall continue for a period of six months.
          (b) If it is determined by a final non-appealable judgment of a court of law or equity that Executive has breached this Section 11, the Company shall be relieved of further severance payments to Executive pursuant to Section 8, and Executive shall repay to the Company all severance payments previously received pursuant to Section 8.
          (c) Executive will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Section 11 if Section 11 remains in effect pursuant to the terms of this Agreement as of the first day of Executive’s employment with the new employer.
     12. Enforcement of Confidentiality and Non-Compete Covenants. The parties acknowledge that the Company will suffer irreparable harm if Executive breaches Section 9, 10 or 11 of this Agreement, either during or after the Term. Accordingly, the Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to an injunction, enjoining or restraining Executive from any violation of Section 9, 10 or 11 of this Agreement, without any requirement that the Company post a bond or other security. However, such right of equitable relief shall not be construed to be in lieu of any other rights, including, but not limited to, the right to seek a remedy at law for damages plus costs and reasonable attorney fees.
     13. Survival of Obligations. Except as provided in Section 11, Executive’s obligations under Sections 6(f), 9, 10 and 11 shall not be terminated upon termination or expiration of this Agreement or of Executive’s employment for any reason. The Company’s obligations under Sections 6(g), 8, 14 and 23 shall not be terminated upon termination or expiration of this Agreement or of Executive’s employment for any reason.
     14. Director and Officer Insurance and Indemnification. The Company shall procure and maintain in force during the Term of this Agreement Director and Officer liability insurance in such amount or amounts as the Company may determine, which insurance shall include coverage of the office of the President/CEO. The Company shall indemnify Executive to the maximum extent authorized by the provisions of the Iowa Business Corporation Act. In the event that the Company and Executive enter into a separate agreement relating to indemnification, during the period of time that such agreement remains in effect the provisions of this Section shall be superseded thereby to the extent such agreement gives Executive greater rights; provided, however there shall be no obligation of the Company to enter into such separate indemnification agreement.

     15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) hand delivered, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by overnight courier requiring signature for delivery to the Company or Executive, as appropriate, at the following addresses:

If to the Company:	General Counsel
Iowa Telecommunications Services, Inc.
403 W. Fourth Street North
Newton, IA 50208

If to Executive:	To the last address the Company has on file for Executive
The parties shall notify each other in writing of any changes in the notification addresses at the time such changes occur.
     16. Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, and the Company’s legal successors. Executive shall not have any right to assign or delegate his obligations under this Agreement; provided, however, that in the event of Executive’s death, any amounts owed to Executive hereunder shall be paid to his estate, except for those rights pursuant to Section 8 which extend, and shall be provided, to his spouse and dependents.
     17. Modification. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by both parties.
     18. Entire Agreement. All prior employment discussions, negotiations and employment agreements, including Executive’s current employment agreement, between the Company and Executive, whether written or oral, are hereby terminated and superseded in their entirety by this Agreement. In addition, if and to the extent Section 11 (Non-Compete) is inconsistent with any provision contained in any other prior agreement between Executive and Company, the provisions of Section 11 shall control.
     19. Choice of Law. This Agreement shall be governed by the applicable laws of the State of Iowa.
     20. Savings Clause. Any provision of this Agreement which is held by any court having jurisdiction of the parties and this subject matter to be unlawful shall be modified and made lawful by such court to the extent permitted by law, and in accordance with the decisions of Iowa courts.
     21. Action by Board of Directors. Any action required by the Company’s Board of Directors under this Agreement may be taken by the affirmative vote of a majority of the members of the Board, or of a duly authorized committee having authority over the matter in question, present at a meeting thereof, not counting Executive; provided that termination for “Cause”

pursuant to Section 6(a) shall require the approval of two-thirds of the members of the Board of Directors present at a meeting thereof, not counting Executive.
     22. IRC Section 280G Cutback. Notwithstanding any other provision of this Agreement, if any payments or benefits in the nature of compensation pursuant to this Agreement or otherwise would in the aggregate result in Executive receiving a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then such payment or benefits shall be cut back to the minimum extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code, but if and only if applying such cutback would result in Executive retaining a larger after-tax amount. In determining the extent to which such payments or benefits would result in a parachute payment or such cutback is necessary, an appropriate portion of the Severance shall be treated as reasonable compensation for Executive’s obligations pursuant to Sections 9 through 11. The determination of such portion shall be by mutual agreement of the Company and Executive, or if requested by Executive, the determination will be made by a valuator mutually acceptable to the Company and Executive whose fees and expenses shall be paid by the Company. If any payments or benefits are to be cut back, the payments and benefits to be paid latest in time shall be cut back first, and in the event that payments and benefits to be cut back are to be paid at the same time, non-cash payments and benefits shall be cut back before cash payments.
     23. Legal Fees. The Company shall reimburse Executive’s reasonable legal fees and expenses incurred in negotiating and documenting this Agreement. In the event of any dispute between Executive and the Company following a Change of Control of the Company, the Company shall reimburse Executive for attorneys’ fees and expenses reasonably incurred by Executive in such dispute within thirty (30) days after the Executive remits invoices for such fees and expenses, provided Executive remits invoices for such fees and expenses within sixty (60) days after he incurs such fees and expenses; provided, however, Executive shall be required to reimburse the Company, within thirty (30) days following such determination, for the fees and expenses attributable to those issues upon which Executive is judicially determined not to have prevailed upon the merits.
     24. Withholding Taxes. The Company shall deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.
     25. Release. Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to pay or provide any benefits under Section 8 if: (i) within the 50-day period after the date of Severance, Executive first executes a release substantially in the form attached hereto as Exhibit A; and (ii) Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. Within twenty-five days (25) after the date of Severance giving rise to an obligation to make payments or provide benefits under Section 8, the Company shall deliver to Executive such form of release.

     IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.
By:	/s/ Donald G. Henry

Its:	Vice President and General Counsel

/Alan L. Wells
ALAN L. WELLS

EXHIBIT A
WAIVER AND RELEASE AGREEMENT
(Pursuant to Section 25 of Employment Agreement)
     THIS WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this ___day of                     , 20___, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company” or “Iowa Telecommunications”) and ALAN L. WELLS, an Iowa resident (“Executive”).
     WHEREAS, the parties have entered into a Employment Agreement dated September ___, 2009 (the “Employment Agreement”); and
     WHEREAS, Executive’s employment has been or will be terminated at the close of business on                                         ; and
     WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of certain severance benefits under the Employment Agreement following termination of employment.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:
     1. Release of Claims. Specifically in consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 8 of the Employment Agreement (the “Severance Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled absent the Employment Agreement (except as otherwise provided in the Employment Agreement), by signing this Agreement Executive, for himself and anyone who has or obtains legal rights or claims through Executive, agree to the following:
     (a) Executive, for himself, his heirs, representatives, agents, successors and assigns hereby releases and forever discharges Iowa Telecommunications from any and all manner of past, present, or future claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, any individual or class action claims, or demands of any kind whatsoever, including but not limited to any claims for salary, vacation, PTO, severance, incentive compensation, deferred compensation, benefits, bonus, expenses, notice pay, commission, or any claims for other compensation, any claims for fraud, misrepresentation, fraudulent inducement, promissory estoppel, any claims under the Employment Agreement, breach of covenant of good faith and fair dealing, implied contract, defamation, any other claims arising by statute, in tort or contract, any federal or state constitutional claims, any claims for discrimination based on sex, race, color, creed, religion, age, national origin, sexual orientation, gender identity, disability, veteran’s status, or any other protected class status, any claims for unlawful sexual or other harassment, retaliation or reprisal, any claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the

Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §1001, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Iowa Civil Rights Act, any other claims under any Iowa law, or any other claims arising under any federal, any state or local statute, law or regulation, or any claims in any manner relating to his employment, association with or separation from the Company, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of the signing of this Agreement.
     (b) Executive agrees to and hereby does release and discharge the Company not only from any and all claims that Executive could make on his own behalf, but also those that may or could be brought by any other person, entity or organization on his behalf or for his benefit, and Executive specifically waives any right to become, and agrees not to become, a member of any class in any proceeding or case in which a claim or claims against the Company arises, in whole or in part, from any event which occurred from the beginning of time to the date of this Agreement.
     (c) Executive does not, by signing this Agreement, release or waive (i) any rights or claims that may arise after it is signed; (ii) any vested interest Executive may have in any 401(k) by virtue of his employment with the Company; (iii) any state unemployment compensation to which Executive may be entitled; (iv) any rights of indemnification under Section 14 of the Employment Agreement according to the terms of such section or any other rights to indemnification the Executive may have pursuant to the Company’s Articles of Incorporation or bylaws or any separate indemnification agreement (if any); (v) any rights under and directors and officers liability insurance policy which provides for coverage for the Executive, including, without limitation, the Directors and Officers liability insurance described in Section 14 of the Employment Agreement; (vi) any rights the Executive has under Section 3(b)(iii), 3(c), 6(g), 8 or 23 of the Employment Agreement; or (vii) the right to file a charge of discrimination with a governmental agency, including the Equal Employment Opportunity Commission, although Executive agrees that Executive will not be entitled to recover any award of money, compensation, attorneys’ fees or damages, whatsoever, if Executive file a charge of discrimination or other claim or if Executive has a charge or other claim filed on his behalf.
     (d) Iowa Telecommunications and the Company, as used in this Section 1 and Section 2 below, shall mean the Iowa Telecommunications Services, Inc., and any parent, subsidiary, division, affiliated and related entities, and in both their individual and corporate or official capacities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, and the predecessors, successors and assigns of all of the above.
     2. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company or Executive of any liability or unlawful conduct whatsoever. The Company and Executive specifically deny any liability or unlawful conduct.
     3. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Executive is hereby notified of his right to rescind the release of claims in regard to claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., within seven (7) calendar days of his signing of this Agreement. The rescission must be in writing and delivered or mailed to: General Counsel, Iowa Telecommunications Services, Inc., 403 W. Fourth Street North, Newton, IA 50208. If delivered by mail, the rescission must be post-marked within the required period, properly addressed to the individual noted above at the above address, and sent by certified mail, return receipt requested. It is further understood that, if Executive rescinds the release of claims in accordance with this Section, Executive will not be entitled to the separation pay set forth in Section 8 of the Employment Agreement, and Executive must immediately reimburse the Company for any such payments if they have already been made to Executive or on his behalf. This Agreement will be effective upon the expiration of the 7-day period noted in this Section if not rescinded by the Executive within such 7-day period.
     4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, Executive acknowledges and agrees that the Company has informed Executive by this Agreement that (i) Executive has the right to consult with an attorney of his choice prior to signing this Agreement, and (ii) Executive is entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to Executive. The Company encourages Executive to use the full 21-day period to consider this Agreement but Executive has the right, if he chooses, to sign this Agreement prior to the expiration of the twenty-one (21) day period.
     5. Return of Property. Executive acknowledges, by his signature to this Agreement, that Executive has complied with his obligations under Section 6(f) of the Employment Agreement.
     6. Nondisparagement. Executive agrees that Executive will not make any disparaging or negative remarks, whether oral or in writing, regarding the Company, its officers, directors or employees. The Company agrees that it will not make any disparaging or negative remarks, whether oral or in writing, regarding Executive.
     7. Communications with Prospective Employers. The Company and Executive agree that all inquiries from prospective employers should be directed to                                                             , at the Company, and Mr./Ms. ___will inform the individual inquiring that it is the policy of the Company to confirm only dates of employment and position last held of former employees.
     8. Noncompetition Obligations. Executive understands and agrees that his obligations under Sections 9, 10, 11, and the corresponding provisions of Sections 12-13 and 15-25 of the Employment Agreement remain in full force according to their terms, and survive the termination of his employment.
     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.
     10. Entire Agreement. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any, with respect to the subject matter hereof. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the parties hereto, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms.
     Executive acknowledges that Executive has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement, in signing this Agreement.
     11. Acknowledgment of Reading and Understanding. By signing this Agreement, Executive acknowledges that he has read this Agreement, including the release of claims contained in Section 1, and understands that the release of claims is a full and final release of all claims Executive may have against the Company and the other entities and individuals covered by the release. By signing, Executive also acknowledges and agrees that he has entered into this Agreement knowingly and voluntarily.
     IN WITNESS WHEREOF, this Waiver and Release Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.
By:

Its:

ALAN L. WELLS

A-4